UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Tandy Brands Accessories, Inc.
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To Our Shareholders

Our fiscal 2012 results displayed significant improvement in financial performance as we continued executing our strategic plan.  Our bottom-line improved $10 million and our cash flow improved $15 million year over year as we continued to build platforms for growth and drive cost structure improvements.

Platforms for Growth
In fiscal 2012, we entered into six new license agreements with nationally recognized brands Sperry Top-Sider®, Elie Tahari®, Miss Me® and Arnold Palmer® for our accessories segment, and The Sharper Image® for our gifts category.  In addition, we expanded the Eddie Bauer® license to include belts and small leather goods, and renewed our totes® agreement for an additional four years.  Our licensed brand portfolio represents well-known brands that we expect will continue to increase our market share with our existing and new retail partners.

Net sales in our gift category increased forty percent in fiscal 2012, primarily driven by $7.6 million organic growth in our totes® license.  Key drivers in the success of the gifts segment included innovations developed by our talented team, creative product design, superior packaging, and exceptional consumer value.  Our licenses with totes®, Eddie Bauer®, and The Sharper Image® will continue to be the foundation for our growth in fiscal 2013.

Our private label and international businesses continue to be a good base upon which to build.  Our strategy remains to maintain our existing product portfolio while accelerating growth in our branded businesses in fiscal 2013.

Cost Structure Improvements
During fiscal 2012, we successfully reduced SG&A costs by $7.6 million.  We accomplished this by exiting under-performing, non-core product categories which did not represent strategic components of our product portfolio and by streamlining our operational processes.

Looking forward, we’ve consolidated certain facilities to simplify operations and reduce operating expenses.  We continue to invest in our manufacturing facility in Mexico as a hedge against Asian market uncertainties.  We are also investing in enabling technologies.  We will continue actions like these to make our organization more efficient, to improve profitability and to fund key growth initiatives.

In fiscal 2012, we also focused on improving our cash cycle and lowering our debt.  Our net cash flow from operations was up $15.3 million from the prior year and we reduced our cash cycle by 11 days.  The balance on our credit facility decreased $6.1 million over the prior year.  We accomplished this reduction despite the fact we invested $2 million more in inventory deposits at year-end for gifts inventory expected to ship in the first half of fiscal 2013.

Looking Ahead
Though we were pleased with our progress, we will not be satisfied until we are consistently providing meaningful returns to our shareholders.  We remain focused on driving profitable growth and we are confident we can add value to our shareholders in fiscal 2013.  I am proud of our momentum and, along with the Tandy Brands management team, remain passionate that the continued execution of our strategic plan will enable us to emerge as a stronger company in fiscal 2013 and beyond.

N. Roderick McGeachy, III
President and Chief Executive Officer